Exhibit 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION

ANNOUNCES RESIGNATION OF DIRECTOR

REDWOOD CITY, Calif., November 14, 2007 – Ampex Corporation (Nasdaq:AMPX) today announced that Ned S. Goldstein, Esq. has resigned from the Board of Directors of the Company, effective as of November 12, 2007. The Company has not yet determined whether it will fill the Board position vacated by Mr. Goldstein. D. Gordon Strickland, Chairman of the Board of Ampex, expressed the appreciation of the Board for Mr. Goldstein’s service to the Company.

Mr. Goldstein’s resignation does not affect the Company’s compliance with Nasdaq rules requiring a majority of independent directors. Following Mr. Goldstein’s resignation, the Board will be comprised of six directors, four of whom are “independent” within the meaning of the applicable Nasdaq rules.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is a leading innovator and licensor of technologies for the visual information age as well as a manufacturer of high performance data storage products principally for defense applications.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties disclosed in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.